Exhibit 99.2
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                           Levcor International, Inc.

            Corporate Governance Committee of the Board of Directors

                                     Charter


I.     STATEMENT OF POLICY

The purpose of the Corporate Governance Committee is to provide that the Board of Directors and its Committees are appropriately constituted to meet their legal obligations to the stockholders and the Company. To this end, the Corporate Governance Committee is responsible for (1) identifying and nominating individuals qualified to become Board and committee members; (2) maintaining that a majority of the Board members are independent and that all the members of the Audit, Compensation and Corporate Governance Committees are independent; (3) developing and recommending to the Board a set of corporate governance principles applicable to the Company; and (4) generally to address corporate governance issues for the Board.

II.    COMPOSITION

The Corporate Governance Committee shall be composed entirely of independent directors. For purposes of the Corporate Governance Committee, an independent director shall be one who (a) has not been employed by the Company or an affiliate within the last three years; (b) has not, in the past three years, accepted more than $60,000 per year in compensatory, advisory or other compensatory fees, including political contributions, from the Company, other than in such director's capacity as a member of the Board of Directors or a committee thereof, and does not have a family member who has received more than $60,000 in such fees or other compensation; (c) has not been employed by or a

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partner of the Company's independent auditors and worked on the Company's audit engagement in the past three years; (d) is not the executive officer of a charity to which the Company has made payments equal to the greater of $200,000 or five percent of either the Company's or the charity's gross revenues; (e) is not a relative of any executive officer of the Company or its affiliates; (g) is not the holder of twenty percent or more of the Company's voting securities; and
(h) is not, and has not for the past three years, been employed as an executive of another entity on whose compensation committee an executive of the Company serves upon. In addition to the foregoing, the members of the Corporate Governance Committee shall meet the applicable independence requirements that shall from time to time be promulgated by NASDAQ, and to the extent of any conflict between the foregoing standards and NASDAQ the standards of NASDAQ shall govern the composition of the Corporate Governance Committee.

III.   SCOPE OF POWERS AND FUNCTIONS

The Corporate Governance Committee shall have such powers and functions as may be assigned to it by the Board of Directors from time to time; however, such functions shall, at a minimum, include the following, as well as any functions as shall be required of corporate governance committees by NASDAQ:

   o to establish the criteria for Board membership, which shall include one or more of the following:

1. Experience as a senior executive at a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or

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       business school, experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Corporate Governance Committee shall determine shall qualify an individual for Board service.

2. In addition, candidates shall have not, for a period of at least 10 years, been subject to disciplinary proceedings with an adverse outcome by any organization that exercises professional or licensing oversight, or convicted of a crime involving moral turpitude.

3. In establishing these criteria, the Corporate Governance Committee shall make every effort to ensure that the Board includes at least the number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and by the Sarbanes-Oxley Act of 2002, as is required by NASDAQ and the Sarbanes-Oxley Act.

       o to consider, recommend and recruit candidates for election to the Board at each annual meeting of stockholders; to review candidates recommended by stockholders, establish the procedures by which such stockholder candidates will be considered by the Corporate Governance Committee and publish these procedures in the Company's annual meeting proxy statement; to conduct the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates;

       o to monitor and recommend the functions and review the performance of the Board, management and the various committees of the Board, including the Corporate Governance Committee, at least annually;

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       o    to appoint and remove members and chairs of the committees of the
            Board of Directors;

       o    to advise on changes in Board compensation;

       o to make recommendations on the structure of Board meetings and to oversee the Company's processes for providing information to the Board;

       o to consider matters of corporate governance and to review and publish, periodically, the Company's corporate governance principles and code of business conduct and ethics (as required by applicable NASDAQ listing standards);

       o    to establish director retirement policies;

       o to the extent that a single director is selected to preside over executive sessions of non-management directors, to select such presiding director and publish the identity of such director, or the procedures by which such director was selected, in the Company's annual meeting proxy;

       o to review the functions of the senior officers and to make recommendations on changes; and

       o    to review the outside activities of senior executives.


In addition, the Corporate Governance Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms. The Corporate Governance Committee may also, at its discretion, engage outside legal counsel or other advisers as it deems necessary to carry out its functions.

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IV.    ADMINISTRATIVE

The Corporate Governance Committee shall meet at least once per year and shall hold any special meetings as may be called by the Chairman of the Corporate Governance Committee or management. Members of senior management or others may attend meetings of the Corporate Governance Committee at the invitation of the Corporate Governance Committee and shall provide pertinent information as necessary. The Chairman of the Corporate Governance Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Corporate Governance Committee members prior to each meeting. The Chairman will also cause minutes of each meeting to be prepared and circulated to the Committee Members. The Corporate Governance Committee may meet via telephone conference calls.

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